Exhibit 99.1

The First Bancshares, Inc. Reports 2014 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 30, 2015--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the fourth quarter and fiscal year ended December 31, 2014. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be February 12, 2015 with a payable date of February 27, 2015.

Net income available to common stockholders for the three months ended December 31, 2014 amounted to $1,955,000, or $0.36 per diluted share, compared to $1,392,000, or $0.27 per diluted share for the same quarter in 2013, an increase of $563,000 or 40.4% in net income available to common stockholders.

Net income available to common stockholders for the year ended December 31, 2014 amounted to $6,251,000, or $1.19 per diluted share, compared to $4,215,000, or $0.96 per diluted share for the same period in 2013, an increase of $2,036,000 or 48.3% in net income available to common stockholders. Net income available to common stockholders exclusive of one-time items for the twelve months ended December 31, 2014 was $6,186,000, or $1.17 per diluted share, a 26.8% increase in net income available to common stockholders compared to $4,878,000 of net income available to common stockholders exclusive of one-time items for the twelve months ended December 31, 2013.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are thrilled with the results our Company achieved during 2014. Outstanding execution by our team members produced exceptional asset growth across our entire footprint and a 40% increase in net income year over year. We remain focused on increasing our earnings through continued growth and improved operating efficiency. We are excited about the opportunities for our Company in 2015 and look forward to creating additional value for our shareholders.”

Balance Sheet Highlights

Total assets for the Company totaled $1.1 billion at December 31, 2014, an increase of $21.5 million compared with September 30, 2014. The increase during the fourth quarter of 2014 was attributable to the Company’s substantial loan growth during the period.

December 31, 2014 loans outstanding increased by $35.3 million, or approximately 21.0% on an annualized basis, compared with September 30, 2014, and increased $123.3 million, or 21.1%, compared to December 31, 2013 total loans outstanding. Loan growth of $123.3 million was composed of $40.9 million of loans acquired from Bay Bank and $24.2 million in loans generated from our new Baton Rouge location. The remaining loan growth of $58.2 million was diversified across our footprint from existing markets.

End of Period Loan Balances	12/31/14	09/30/14	12/31/13
(dollars in thousands)
Loans held for sale	$2,103	$3,769	$3,680
Commercial	106,109	100,263	81,792
Real Estate:
Mortgage-commercial	238,602	217,684	212,388
Mortgage-residential	256,406	248,125	202,343
Construction	84,935	83,908	67,287
Consumer and other	18,479	17,553	15,813
	$706,634	$671,302	$583,303

Non-performing assets totaled $11.6 million at December 31, 2014 compared to $11.4 million of non-performing assets at September 30, 2014 and $9.8 million at December 31, 2013. Non-performing assets represented 1.06% of total assets at December 31, 2014 compared to 1.06% of total assets at September 30, 2014, and compared to 1.04% at December 31, 2013. Non-performing loans totaled $6.7 million at December 31, 2014 compared to $6.1 million at September 30, 2014 and compared to $3.3 million of non-performing loans at December 31, 2013. Non-performing loans represented 0.95% of total loans at December 31, 2014 compared with 0.91% of total outstanding loans at September 30, 2014 and 0.57% of total loans outstanding at December 31, 2013.

Non-Performing Assets	12/31/14	09/30/14	12/31/13
(dollars in thousands)
Non-Accrual Loans	$6,056	$6,032	$3,181
Past Due Loans (90 days or more)	669	102	159
Total Non-Performing Loans	6,725	6,134	3,340
Non-Accrual Securities	250	250	1,950
Other Real Estate	4,654	4,986	4,470
Total Non-Performing Assets	$11,629	$11,370	$9,760

The Company’s allowance for loan losses totaled $6.1 million at December 31, 2014 and September 30, 2014, representing an increase of $367,000, or 6.4% on an annualized basis, from December 31, 2013. The allowance for loan losses represented 0.86% of period-end loans at December 31, 2014 compared with 0.91% of period-end loans at September 30, 2014 and 0.98% of period-end loans at December 31, 2013. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.01% of period end loans excluding those booked at fair value at December 31, 2014 compared with 1.10% at September 30, 2014 and 1.21% at December 31, 2013.

Total deposits decreased $14.7 million or 6.5% on an annualized basis, as of December 31, 2014 compared with September 30, 2014 total deposits and increased by approximately $112.8 million or 14.5% compared with December 31, 2013. Deposits of $58.1 million were acquired from Bay Bank on July 1, 2014. Non-interest-bearing demand deposits increased $27.6 million, or 15.9% when comparing December 31, 2014 to December 31, 2013.

End of Period Deposit Balances	12/31/14	09/30/14	12/31/13
(dollars in thousands)
Non-interest-bearing Demand Deposits	$201,362	$195,957	$173,794
IB Demand, Savings, and MMDA Accounts	485,354	500,637	403,190
Time Deposits < $100,000	85,365	86,897	85,880
Time Deposits > $100,000	120,694	124,024	117,107
	$892,775	$907,515	$779,971

Results of Operations Highlights – Quarter ended December 31, 2014

Net income available to common stockholders for the quarter ended December 31, 2014 totaled $1,955,000 or $0.36 per diluted share, an increase of $563,000 or 40.4% from the fourth quarter of 2013 net income available to common stockholders of $1,392,000 or $0.27 per diluted share.

During the quarter ended December 31, 2014, net interest income totaled $8,871,000 representing an increase of $1,105,000, or 14.2%, compared with the quarter ended December 31, 2013 net interest income of $7,766,000. The tax equivalent net interest margin for the quarter ended December 31, 2014 was 3.76% compared to 3.76% in the fourth quarter of 2013. The increase in net interest income during the quarter ended December 31, 2014 compared with the fourth quarter of 2013 was attributable primarily to increased average loans outstanding.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 4 basis points on an annualized basis to the net interest margin in the fourth quarter of 2014 and 11 basis points in the fourth quarter of 2013.

During the quarter ended December 31, 2014, non-interest income totaled $2,055,000, an increase of $34,000 or 1.7%, compared with the quarter ended September 30, 2014, and an increase of $384,000, or 23.0%, compared with the fourth quarter of 2013. The overall increase in non-interest income for the quarter ended December 31, 2014 is attributed to an increase of $115,000, or 34.8% in mortgage income as well as an increase in other operating income consisting of a BEA award of $223,000 received as compared to the quarter ended December 31, 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	12/31/14	09/30/14	12/31/13
(dollars in thousands)
Service Charges on Deposit Accounts	$608	$616	$617
Mortgage Income	445	522	330
Interchange Fee Income	561	563	479
Other Operating Income	441	320	245
Total Non-interest Income	$2,055	$2,021	$1,671

During the quarter ended December 31, 2014, non-interest expense totaled $8,051,000, a decrease of $20,000, or 0.2%, compared with the quarter ended September 30, 2014, and an increase of $743,000, or 10.2%, compared with the fourth quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	12/31/14	09/30/14	12/31/13
(dollars in thousands)
Salaries and Employee Benefits	$4,551	$4,554	$3,932
Occupancy, Furniture and Equipment Expense	1,156	1,209	1,057
FDIC Premiums	271	222	231
Professional Fees	412	429	375
Advertising and Promotion	160	94	160
Intangible Amortization	100	98	94
Other Operating Expenses	1,401	1,465	1,459
Total Non-interest Expense	$8,051	$8,071	$7,308

Total non-interest expense for the fourth quarter of 2014 increased as compared to the fourth quarter of 2013. This increase is primarily related to increases in salaries and employee benefits associated with the acquisition of Bay Bank on July 1, 2014 as well as the expansion into Baton Rouge, LA. One-time acquisition charges were approximately $30,000 in fourth quarter 2014 as well as 2013.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per shares data) Consolidated Balance Sheets
	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013
ASSETS
Cash and Due from Banks	$30,333	$33,111	$24,080
Federal funds sold	386	1,298	967
Interest-bearing deposits with banks	13,899	16,038	14,205
Investment Securities	270,174	276,654	258,023
Loans held for sale	2,103	3,769	3,680
Loans, Net of Unearned Income	704,531	667,533	579,623
Allowance for Loan Losses	(6,095)	(6,084)	(5,728)
Net Loans	698,436	661,449	573,895
Premises and Equipment	34,810	35,079	32,072
Other Real Estate Owned	4,654	4,986	4,470
Goodwill	12,276	12,310	10,621
Other Assets	26,697	27,568	18,877
TOTAL ASSETS	$1,093,768	$1,072,262	$940,890

LIABILITIES
Non-interest-bearing Demand Deposits	$201,362	$195,957	$173,794
Interest-bearing Accounts	485,354	500,637	403,190
Time Deposits	206,059	210,921	202,987
Total Deposits	892,775	907,515	779,971

Borrowings	89,450	49,456	52,000
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	5,017	11,117	13,501
TOTAL LIABILITIES	997,552	978,398	855,782

STOCKHOLDER’S EQUITY
Preferred Stock	17,123	17,123	17,103
Common Stock	5,343	5,338	5,123
Surplus	47,026	50,328	42,086
Retained Earnings	25,370	20,425	22,509
Accumulated Other Comprehensive Income (Loss)	1,818	1,114	(1,249)
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	96,216	93,864	85,108
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,093,768	$1,072,262	$940,890
END OF PERIOD SHARES OUTSTANDING	5,342,670	5,338,370	5,096,447
TANGIBLE BOOK VALUE PER SHARE	$12.04	$11.58	$10.73

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2014	2013	2014	2013
INTEREST INCOME
Interest and Fees on Loans	$8,122	$6,971	$30,276	$25,736
Interest and Dividends on Securities	1,534	1,430	6,042	5,502
Interest on Fed Funds Sold	6	10	53	80
TOTAL INTEREST INCOME	9,662	8,411	36,371	31,318
INTEREST EXPENSE
Interest on Deposits	631	476	2,370	2,300
Interest on Borrowings	160	169	603	617
TOTAL INTEREST EXPENSE	791	645	2,973	2,917
NET INTEREST INCOME	8,871	7,766	33,398	28,401
Provision for Loan Losses	152	59	1,418	1,079
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,719	7,707	31,980	27,322

NON-INTEREST INCOME	2,055	1,671	7,803	7,083
NON-INTEREST EXPENSE	8,051	7,308	30,733	28,162
Income before Income Taxes	2,723	2,070	9,050	6,243
Income Taxes	682	572	2,436	1,604
NET INCOME	2,041	1,498	6,614	4,639
Preferred Stock Accretion & Dividends	86	106	363	424
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,955	$1,392	$6,251	$4,215

BASIC EARNINGS PER SHARE	$0.37	$0.27	$1.20	$0.98
DILUTED EARNINGS PER SHARE	$0.36	$0.27	$1.19	$0.96
WEIGHTED AVG SHARES OUTSTANDING	5,314,743	5,102,644	5,227,768	4,319,485
DILUTED WEIGHTED AVG SHS OUTSTANDING	5,357,644	5,156,089	5,270,669	4,372,930

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2014	2013	2014	2013
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	0.76%	0.64%	0.64%	0.49%
Annualized Return on Average Assets(1)	0.71%	0.65%	0.64%	0.56%
Annualized Return on Average Equity	9.03%	7.24%	7.49%	5.45%
Annualized Return on Average Equity(1)	8.39%	7.35%	7.42%	6.23%
Annualized Return on Average TCE	13.89%	11.47%	11.58%	8.36%
Annualized Return on Average TCE(1)	12.91%	11.63%	11.47%	9.55%
Efficiency Ratio(2)	71.94%	75.18%	72.71%	76.98%
Efficiency Ratio(1)(2)	73.13%	74.87%	72.52%	73.88%
Net Overhead Expense to Average Earning Assets(3)	2.47%	2.63%	2.46%	2.46%
Net Overhead Expense to Average Earning Assets(1)(3)	2.54%	2.62%	2.47%	2.34%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.08%	0.00%	0.17%	0.01%
Allowance for Loan Losses to Period End Loans	0.86%	0.98%
Non-performing Assets to Period End Assets	1.06%	1.09%
Non-performing Loans to Period End Loans	0.95%	0.57%
Loans 30-89 Days Past Due to Period End Loans	1.01%	0.95%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$1,073,287	$937,584	$1,030,322	$941,742
Average Earning Assets	$972,968	$857,034	$931,968	$857,405
Average Total Loans	$680,186	$575,310	$632,049	$583,200
Average Demand Deposits	$197,372	$121,835	$184,037	$116,289
Average Interest Bearing Liabilities	$774,891	$720,668	$746,025	$728,322
Average Equity	$90,458	$82,727	$88,270	$85,081

Period End Non-performing Assets	$11,629	$10,300
Period End Non-performing Loans	$6,725	$3,340
Period End Loans 30-89 Days Past Due	$7,163	$5,553

Tax Equivalent Net Interest Income	$9,137	$8,050	$34,465	$29,502
Net Charge-offs during Period	$141	$0	$1,051	$75

(1) Excludes merger related costs and one-time items
(2) Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-Interest Income
(3) Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer